Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS SECOND QUARTER 2019 RESULTS, PROVIDES OPERATIONAL UPDATE AND RAISES FULL YEAR 2019 GUIDANCE

DALLAS, Texas, July 31, 2019 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the second quarter of 2019. A short slide presentation summarizing the highlights of Matador’s second quarter 2019 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Second Quarter 2019 Financial and Operational Highlights

Increased Oil and Oil Equivalent Production

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Second quarter 2019 average daily oil equivalent production increased 2% sequentially to a record quarterly high for the Company of 61,300 barrels of oil equivalent (“BOE”) per day (60% oil) as compared to the first quarter of 2019. Average daily oil production increased 7% sequentially to 36,800 barrels per day, and average daily natural gas production decreased 4% sequentially to 147.1 million cubic feet per day, each as compared to the first quarter of 2019. The sequential changes in oil and natural gas production were better than the Company’s expectations for the second quarter.

•
Delaware Basin average daily oil production increased 3% sequentially to 32,800 barrels per day, and Delaware Basin average daily natural gas production decreased 8% sequentially to 113.5 million cubic feet per day, each as compared to the first quarter of 2019. The sequential decrease in natural gas production was primarily attributable to operations undertaken by Matador to mitigate the impact of particularly low natural gas prices in the Delaware Basin during the second quarter.

Increased Net Income, Earnings Per Share and Adjusted EBITDA

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Second quarter 2019 net income (GAAP basis) was $36.8 million, or $0.31 per diluted common share, a sequential increase from a net loss of $16.9 million in the first quarter of 2019, and a year-over-year decrease from net income of $59.8 million in the second quarter of 2018.

•
Second quarter 2019 adjusted net income (a non-GAAP financial measure) was $34.6 million, or $0.30 per diluted common share, a sequential increase from $21.9 million in the first quarter of 2019, and a year-over-year decrease from $46.1 million in the second quarter of 2018.

•
Second quarter 2019 adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) was $144.1 million, a sequential increase from $124.8 million in the first quarter of 2019, and a year-over-year increase from $137.3 million in the second quarter of 2018.

Decreased Lease Operating Expenses

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Lease operating expenses per BOE decreased 18% sequentially from $5.78 per BOE in the first quarter of 2019 to $4.72 per BOE in the second quarter of 2019. The sequential decrease was primarily attributable to fewer workover expenses incurred during the second quarter of 2019, as compared to the first quarter, and to lower salt water disposal expenses on a per BOE basis, as additional salt water volumes were converted from being trucked to being transported by pipeline.

Reduced Capital Expenditures

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Matador incurred capital expenditures, excluding land and mineral acquisitions, of approximately $174 million in the second quarter of 2019, including $159 million for drilling, completing and equipping wells (“D/C/E”) and $15 million for midstream investments, which primarily represented Matador’s share of San Mateo’s (as defined below) second quarter capital expenditures. Matador’s D/C/E and midstream capital expenditures were 10% and 32% below its estimates of $177 million and $22 million, respectively, for the second quarter of 2019. Matador estimates that approximately $15 million of the difference in D/C/E capital expenditures resulted from lower-than-expected well costs on many of its wells in both the Delaware Basin and South Texas, primarily attributable to improved operational efficiencies and lower-than-expected completion costs, including from the increased use of regional sand in the Company’s stimulation operations in the Delaware Basin. Matador achieved these D/C/E cost savings across all of its various asset areas in the Delaware Basin and in South Texas during the second quarter of 2019.

Increased San Mateo Net Income and Adjusted EBITDA

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San Mateo’s net income (GAAP basis) was $17.0 million in the second quarter of 2019, a sequential increase of 11% from $15.2 million in the first quarter of 2019, and a year-over-year increase of 43% from $11.9 million in the second quarter of 2018.

•
San Mateo’s Adjusted EBITDA (a non-GAAP financial measure) was $22.7 million in the second quarter of 2019, a sequential increase of 9% from $20.8 million in the first quarter of 2019, and a year-over-year increase of 63% from $14.0 million in the second quarter of 2018.

Increased Full Year 2019 Production and Adjusted EBITDA Guidance

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Effective July 31, 2019, Matador increased its full year 2019 oil and natural gas production and Adjusted EBITDA guidance as follows, each as compared to its original 2019 guidance as provided on February 26, 2019:

•	Oil production increased to 13.3 to 13.45 million barrels from 12.9 to 13.3 million barrels;

•	Natural gas production increased to 56.0 to 58.0 billion cubic feet from 55.0 to 57.0 billion cubic feet;

•	Total oil equivalent production increased to 22.6 to 23.1 million BOE from 22.0 to 22.8 million BOE; and

•	Adjusted EBITDA increased to $540 to $560 million from $520 to $550 million.

Matador expects to turn to sales approximately 6.8 net additional operated completions (an increase of 11%) in the Delaware Basin during 2019 as compared to its original estimates, while keeping its D/C/E capital expenditures unchanged, as a result of lower well costs being achieved in both the Company’s Delaware and Eagle Ford drilling programs, improved operational and capital efficiencies and an anticipated accelerated pace of completion activity throughout the remainder of 2019. Matador expects to continue operating only six drilling rigs in the Delaware Basin and has no plans to add a seventh rig to its 2019 drilling program.

Note: All references to Matador’s net income (loss), adjusted net income and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo I”) and San Mateo Midstream II, LLC (“San Mateo II,” and, together with San Mateo I, “San Mateo”). For a definition of adjusted net income (loss), adjusted earnings per diluted common share and Adjusted EBITDA and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Net Production Volumes:(1)
Oil (MBbl)(2)	3,346	3,107	2,706
Natural gas (Bcf)(3)	13.4	13.7	12.7
Total oil equivalent (MBOE)(4)	5,577	5,395	4,817
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	36,767	34,517	29,740
Natural gas (MMcf/d)(6)	147.1	152.5	139.2
Total oil equivalent (BOE/d)(7)	61,290	59,941	52,937
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$56.51	$49.64	$61.44
Oil, with realized derivatives (per Bbl)	$56.86	$50.72	$60.52
Natural gas, without realized derivatives (per Mcf)(8)	$1.64	$2.85	$3.38
Natural gas, with realized derivatives (per Mcf)	$1.64	$2.84	$3.38
Revenues (millions):
Oil and natural gas revenues	$211.1	$193.3	$209.0
Third-party midstream services revenues	$14.4	$11.8	$3.4
Realized gain (loss) on derivatives	$1.2	$3.3	$(2.5)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$3.86	$3.65	$4.17
Lease operating	$4.72	$5.78	$5.19
Plant and other midstream services operating	$1.51	$1.73	$1.18
Depletion, depreciation and amortization	$14.37	$14.25	$13.87
General and administrative(9)	$3.56	$3.39	$4.02
Total(10)	$28.02	$28.80	$28.43
Other (millions):
Net sales of purchased natural gas(11)	$0.8	$0.6	$—
Net income (loss) (millions)(12)	$36.8	$(16.9)	$59.8
Earnings (loss) per common share (diluted)(12)	$0.31	$(0.15)	$0.53
Adjusted net income (millions)(12)(13)	$34.6	$21.9	$46.1
Adjusted earnings per common share (diluted)(12)(14)	$0.30	$0.19	$0.41
Adjusted EBITDA (millions)(12)(15)	$144.1	$124.8	$137.3

(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.81, $0.85 and $0.99 per BOE of non-cash, stock-based compensation expense in the second quarter of 2019, the first quarter of 2019 and the second quarter of 2018, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas refers to residue natural gas and natural gas liquids (“NGL”) that are purchased from a customer, primarily by San Mateo, and subsequently resold. Such amounts reflect revenues from sales of purchased natural gas of $9.0 million, $11.2 million and zero less expenses of $8.2 million, $10.6 million and zero in the second quarter of 2019, the first quarter of 2019 and the second quarter of 2018, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Management Comments

Second Quarter Highlights and Full Year 2019 Guidance Increase

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “As highlighted throughout this earnings release, the second quarter of 2019 was an outstanding quarter for Matador. The Board and I congratulate the staff for its continued strong execution across all departments throughout the organization. We exceeded our expectations for both oil and natural gas production during the quarter, while continuing to deliver strong well results, reduce our drilling and completion costs, improve our lease operating expenses and keep our leverage ratio flat. San Mateo delivered another strong quarter too, highlighted by a 21% sequential increase in third-party midstream services revenues. Our marketing team did an excellent job helping us to mitigate the impact of a very challenging quarter for natural gas prices.

“Given our better-than-expected operational and financial performance in both of the first two quarters of 2019, effective July 31, 2019, we increased our oil and natural gas production and Adjusted EBITDA guidance for full year 2019. In addition, as a result of lower well costs being achieved in both our Delaware and Eagle Ford drilling programs, improved operational efficiencies and an anticipated accelerated pace of completion activity throughout the remainder of 2019, we now expect to turn to sales approximately 6.8 net additional operated completions in the Delaware Basin during 2019, while keeping our estimated capital expenditures for drilling, completing and equipping wells for full year 2019 unchanged. Further, as a result of these better-than-expected well results and improved operational efficiencies, we expect to continue operating only six drilling rigs in the Delaware Basin and have no plans to add a seventh rig to our 2019 drilling program.”

Longer Laterals

“During the second quarter of 2019, much of our Delaware Basin activity focused on the Antelope Ridge asset area, and we are very pleased with the strong well results we continue to achieve in multiple formations across that asset area. As we enter the second half of 2019, our transition to longer laterals is underway, and we have begun to drill and complete more horizontal wells with lateral lengths greater than one mile in each of our asset areas in the Delaware Basin. As examples, we are currently completing our first two, two-mile laterals in the Antelope Ridge asset area and have recently begun drilling three, two-mile laterals from a single pad in the Rustler Breaks asset area. We have also begun drilling our first two-mile lateral in the Stebbins area in our southern Arrowhead asset area, and we continue to drill and complete longer laterals throughout the Wolf and Jackson Trust asset areas. As we look forward to 2020, this transition to longer laterals will continue, and we anticipate that almost 90% of the horizontal wells we drill and complete in 2020 will have lateral lengths greater than one mile, with at least 75% having lateral lengths of two miles or greater.”

Capital Discipline and Capital Efficiency

“Matador’s various capital discipline and capital efficiency initiatives began to make a greater impact during the second quarter of 2019 as well. We concluded all completion operations on our nine-well South Texas drilling program during the second quarter and were pleased to realize aggregate well cost savings of approximately $7.5 million on that nine-well package. In the Delaware Basin, we are pleased to report that aggregate capital expenditures associated with drilling, completing and equipping certain of our operated wells were approximately $15 million less during the second quarter than we had originally estimated, primarily attributable to improved operational efficiencies and lower-than-expected stimulation costs. Further, we are pleased to note these cost savings were achieved on wells throughout each of our asset areas in the Delaware Basin.”

Asset Sales

“Our efforts to convert certain non-core assets to cash, and in particular, the divestment of portions of our non-core assets in South Texas and in the Haynesville shale, have also progressed well. Specifically, during the second quarter and early in the third quarter of 2019, we successfully closed and received approximately $22 million in proceeds attributable to the sale of portions of our properties, primarily in the Eagle Ford and Haynesville shale plays, as well as a small portion of our leasehold in a non-operated area of the Delaware Basin. We continue to receive offers from other operators on our various properties in South Texas and Northwest Louisiana and East Texas, and we are actively working to finalize negotiations and complete other similar transactions throughout the remainder of 2019. Finally, our land team has continued to execute strategic acreage trades and make small acreage acquisitions to block up portions of our acreage position and further facilitate our transition to longer laterals.

“In summary, we were very pleased with our better-than-expected execution and operating performance in the first half of 2019, during which we have increased production, reserves and cash flow while reducing capital spending. Now, we look forward to making further progress during the remainder of 2019 and in the years ahead as we increase our full year 2019 guidance and continue to grow and build the value of both of our highly complementary exploration and production and midstream businesses.”

Full Year 2019 Updated Guidance

As a result of the Company’s production and financial performance exceeding its expectations for the first two quarters of 2019, effective July 31, 2019, Matador increased its full year 2019 guidance estimates as provided in the table below.

Guidance Metric	Actual 2018 Results	Original 2019 Guidance(1)	Updated 2019 Guidance(2)	% YoY Change(3)
Total Oil Production	11.1 million Bbl	12.9 to 13.3 million Bbl	13.3 to 13.45 million Bbl	+20%
Total Natural Gas Production	47.3 Bcf	55.0 to 57.0 Bcf	56.0 to 58.0 Bcf	+20%
Total Oil Equivalent Production	19.0 million BOE	22.0 to 22.8 million BOE	22.6 to 23.1 million BOE	+20%
Adjusted EBITDA(4)	$553 million	$520 to $550 million	$540 to $560 million	~FLAT
D/C/E CapEx(5)	$686 million	$640 to $680 million	$640 to $680 million	-4%
Midstream CapEx(6)	$85 million	$55 to $75 million	$70 to $90 million	-6%

Commodity Prices	Actual 2018 Results	Original 2019 Projections(1)	Updated 2019 Projections(2)	% YoY Change
Realized Unhedged Oil Price	$57.04 per barrel	$49.80 per barrel	$53.54 per barrel	-6%
Realized Unhedged Natural Gas Price	$3.49 per Mcf	$2.88 per Mcf	$2.18 per Mcf	-38%

(1) As of and as provided on February 26, 2019.
(2) As of and as updated on July 31, 2019.
(3) Represents percentage change from 2018 actual results to the midpoint of updated 2019 guidance as provided on July 31, 2019.
(4) Adjusted EBITDA is a non-GAAP financial measure. In the updated 2019 guidance, Adjusted EBITDA was estimated using actual results for the first and second quarters of 2019 and strip prices for oil and natural gas as of mid-July 2019. The average unhedged realized oil price used to estimate Adjusted EBITDA for the period July through December 2019 was approximately $54.00 per barrel, which represents an average West Texas Intermediate (“WTI”) oil price of approximately $57.00 per barrel less an estimated Midland-Cushing price differential, including trucking costs, of approximately $3.00 per barrel. The average unhedged natural gas price used to estimate Adjusted EBITDA for the period July through December 2019 was $2.10 per Mcf, which represents an average Henry Hub natural gas price of $2.25 per Mcf and includes all required adjustments for natural gas basis differentials and anticipated NGL revenues, which are included in the Company’s estimated natural gas price. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(5) Capital expenditures associated with drilling, completing and equipping wells.
(6) Primarily reflects Matador’s share of updated 2019 estimated capital expenditures for San Mateo and accounts for portions of the $50 million capital carry an affiliate of Five Point Energy LLC (“Five Point”) agreed to provide as part of the San Mateo expansion.

Drilling Activity Guidance

The full year 2019 updated guidance estimates presented in the table above assume Matador will continue to operate only six drilling rigs in the Delaware Basin throughout the third and fourth quarters of 2019. As a result of the efficiencies being realized in its drilling and completion operations and the accelerated pace of activity being achieved with its six rig program, at July 31, 2019, Matador has raised its full year 2019 production guidance despite having no plans to add a seventh rig to its 2019 drilling program.

At July 31, 2019, Matador expects to complete and turn to sales a total of 167 gross (74.8 net) operated and non-operated wells during 2019, including 85 gross (69.7 net) operated wells and 82 gross (5.1 net) non-operated wells, as shown in the tables below. These totals include four gross (6.8 net) additional operated wells as compared to Matador’s original estimates for 2019, which include four gross (3.0 net) additional wells resulting from an accelerated pace of drilling and completion activity in 2019 and 3.8 net additional wells attributable to increased working interests acquired or anticipated to be acquired in certain operated wells during the course of the year. These totals also include three gross (1.2 net) fewer non-operated wells as compared to Matador’s original estimates for 2019, as non-operated activity to date in 2019 has been slower than the Company anticipated. It is important to note Matador does not control the pace of development of its non-operated activity, and it is possible non-operated activity in the final months of 2019 may be different than currently estimated. Matador expects to continue to participate in non-operated wells whenever the Company determines that the economic returns and/or potential learnings from such wells support the capital investment decision.

2019 Estimated Wells Turned to Sales - Original Guidance			2019 Estimated Wells Turned to Sales - Updated Guidance
	Gross	Net		Gross	Net
Operated	81	62.9	Operated	85	69.7
Non-Operated	85	6.3	Non-Operated	82	5.1
Total	166	69.2	Total	167	74.8
As of and as provided on February 26, 2019.			As of and as updated on July 31, 2019.

Production and Adjusted EBITDA Guidance and Commodity Price Considerations

Overall, at July 31, 2019, Matador estimates its full year 2019 total production should increase by approximately 20% year-over-year to 22.85 million BOE, including an approximate 20% year-over-year increase in oil production to 13.375 million barrels and an approximate 20% year-over-year increase in natural gas production to 57.0 Bcf, all at the midpoint of the Company’s updated 2019 guidance, due primarily to the drilling and completion of additional operated wells and better-than-expected performance in the first half of 2019. Matador estimates its Adjusted EBITDA should be approximately flat year-over-year at $550 million at the midpoint of updated 2019 guidance, which is an increase of $15 million, or 3%, from the midpoint of Matador’s original guidance as provided on February 26, 2019, despite the fact that (i) realized oil prices were approximately $9.00 per barrel less in the first six months of 2019 as compared to the first six months of 2018 and (ii) realized natural gas prices in the first six months of 2019 were over 30% below what the Company received in the first six months of 2018.

Capital Expenditures Guidance

At July 31, 2019, Matador affirmed its full year 2019 guidance for estimated D/C/E capital expenditures of $640 to $680 million.

As noted above, as a result of improved drilling and completion and capital efficiencies, an accelerated pace of activity and the Company’s expectations for acquiring additional working interests primarily through acreage trades in certain of its operated wells throughout 2019, Matador now expects to complete and turn to sales four gross (6.8 net) additional operated wells in 2019, as compared to its original 2019 plan as provided to investors on February 26, 2019, which includes four gross (3.0 net) additional wells resulting from an accelerated pace of drilling and completion activity in 2019 and 3.8 net additional wells attributable to increased working interests acquired or anticipated to be acquired in certain operated wells during the course of the year. Due to the lower well costs and facilities savings achieved thus far in 2019, however, at July 31, 2019, Matador anticipates it should be able to deliver these additional well completions within its originally budgeted estimates for D/C/E capital expenditures of $640 to $680 million. In addition, at July 31, 2019, Matador has no plans to add a seventh rig to its 2019 drilling program. As a result of these modifications to its drilling and completions schedule, Matador estimates D/C/E capital expenditures of approximately $324 million in the second half of 2019 at the midpoint of full year 2019 guidance. Matador expects to incur about 60% of these remaining D/C/E capital expenditures in the third quarter and about 40% in the fourth quarter of 2019.

At July 31, 2019, Matador increased its full year 2019 guidance for estimated midstream capital expenditures from $55 to $75 million to $70 to $90 million, primarily for capital expenditures necessary to accommodate new customers and increased commitments from existing customers, as discussed further in the “San Mateo Midstream Highlights and Update” section of this earnings release.

Third and Fourth Quarter 2019 Updated Production and Completions Cadence

Oil and Oil Equivalent Production

As a result of increasing its production guidance for full year 2019, Matador estimates that its average daily oil equivalent production should increase approximately 3 to 5% sequentially in the third quarter of 2019 and 2 to 4% sequentially in the fourth quarter of 2019.

Matador estimates that its average daily oil production should be flat to up 1% sequentially in the third quarter of 2019 and increase 2 to 4% sequentially in the fourth quarter. It is important to note that Matador’s average daily oil production in the second quarter of 2019 had already increased 10%, as compared to the fourth quarter of 2018, which is significantly ahead of the Company’s original expectations. In addition, six operated wells in the Antelope Ridge asset area were turned to sales sooner than anticipated in the second quarter, including three wells originally scheduled to be turned to sales early in the third quarter of 2019. Further, given the revised cadence of drilling and completion operations in the third quarter of 2019, Matador anticipates more wells being completed and turned to sales in the latter part of the third quarter than originally anticipated. As a result, the anticipated oil production increase associated with many of these completions is expected to contribute more to fourth quarter 2019 average daily oil production. In addition, given the increased number of completions anticipated during the third quarter of 2019, Matador expects to have a number of its currently producing wells shut in while stimulation operations are being conducted on the new wells.

Natural Gas Production

Matador estimates that its average daily natural gas production should increase 8 to 10% sequentially in the third quarter of 2019 and 2 to 3% sequentially in the fourth quarter of 2019. This increase in natural gas production should reflect a return to more typical production operations in the Delaware Basin in the third quarter, but should also be largely attributable to an expected increase in the Company’s natural gas production from the Haynesville shale. As originally anticipated, during the third quarter of 2019, an affiliate of Chesapeake Energy Corporation (“Chesapeake”) is expected to complete and turn to sales two, two-mile laterals that include Matador’s LA Wildlife leasehold position in Red River Parish, Louisiana. This acreage, which was not included in Matador’s 2008 Haynesville shale transaction with Chesapeake, is in the southern part of the Company’s Elm Grove asset area and is located in the core area of the Haynesville shale play. Matador has an approximate 35% net revenue interest in each of these non-operated wells. These wells are expected to result in a significant increase in the Company’s natural gas production beginning in early August 2019.

Third and Fourth Quarter 2019 Drilling and Completion Activity

During the first six months of 2019, Matador completed and turned to sales 41 gross operated wells, and as a result of its updated full year 2019 guidance, the Company now expects to complete and turn to sales 44 gross operated wells in the second half of 2019. Of these remaining 44 gross operated wells, Matador expects 27 wells to be completed and turned to sales in the third quarter of 2019 and 17 wells to be completed and turned to sales in the fourth quarter of 2019.

During the final six months of 2019, Matador expects to operate only six rigs in the Delaware Basin, with four rigs operating between the Rustler Breaks and Antelope Ridge asset areas, one rig operating in the Wolf and Jackson Trust asset areas and one rig operating in the Arrowhead, Ranger and Twin Lakes asset areas, although this rig, in particular, is expected to operate primarily in the Stebbins area and surrounding leaseholds of the Arrowhead asset area (the “Greater Stebbins Area”) for the remainder of 2019.

Pending the approval and receipt of drilling permits from the Bureau of Land Management (“BLM”), Matador anticipates two of its operated drilling rigs will begin drilling operations late in the third quarter or early in the fourth quarter of 2019 on one of the key tracts Matador acquired in the BLM New Mexico Oil and Gas Lease Sale in September 2018 (the “BLM Acquisition”) in western Antelope Ridge. Matador expects to refer to all wells drilled on this tract going forward as the “Rodney Robinson” wells. Matador anticipates drilling its first six wells on this tract, all two-mile laterals, from two separate three-well pads. These wells are currently scheduled to be completed and turned to sales late in the first quarter of 2020, and as a result, will not contribute to Matador’s 2019 oil and natural gas production.

At July 31, 2019, Matador also believes that it is on track to begin operations in early 2020 on its Stateline asset area, including 2,800 gross and net acres acquired as part of the BLM Acquisition. At that time, pending approval and receipt of drilling permits from the BLM, Matador intends to move two of its operated drilling rigs to the Stateline asset area to initiate a multi-year drilling program there. Matador currently plans to develop this acreage block drilling two-mile laterals on the eastern side of the leasehold and approximately 2.5-mile laterals on the western side of the leasehold. Matador initially expects to drill four wells on each of the eastern and western tracts from two separate four-well pads. These eight wells are expected to be completed and turned to sales during the third quarter of 2020 in conjunction with the expected completion of San Mateo’s expansion of its cryogenic natural gas processing plant in Eddy County, New Mexico (the “Black River Processing Plant”).

Year-to-Date and Second Quarter 2019 Capital Expenditures

D/C/E Capital Expenditures

For the six months ended June 30, 2019, Matador incurred $336 million for D/C/E capital expenditures, which was approximately $31 million below the Company’s estimates of $367 million for D/C/E capital expenditures in the first six months of 2019. The $31 million savings in D/C/E capital expenditures is primarily attributable to lower well costs and facilities savings achieved across all of Matador’s asset areas in the Delaware Basin and in the South Texas drilling program during the first six months of 2019.

During the second quarter of 2019, Matador incurred capital expenditures, excluding land and mineral acquisitions, of approximately $174 million, including $159 million for D/C/E capital expenditures and $15 million for midstream investments, which was approximately $25 million below the Company’s second quarter estimates of $199 million for D/C/E and midstream capital expenditures.

D/C/E capital expenditures associated with Matador’s operated and non-operated wells were approximately $18 million below the Company’s estimates of $177 million for the second quarter of 2019. Approximately $15 million of this difference resulted from well costs that came in below the Company’s estimates on most wells across its Delaware Basin asset areas and in South Texas. These lower well costs were primarily attributable to improved operational efficiencies and lower-than-expected completion costs, including from the increased use of regional sand in the Company’s stimulation operations in the Delaware Basin. Additional savings of approximately $5 million were also attributable to facilities, infrastructure and other costs that came in below the Company’s estimates for the second quarter. These lower well costs and facilities savings were partially offset by approximately $7 million in increased D/C/E capital expenditures resulting from Matador acquiring additional working interests, primarily through acreage trades, in certain wells drilled and/or completed in the second quarter, as well as certain wells being completed and turned to sales earlier than anticipated. The remaining $5 million of savings in D/C/E capital expenditures was primarily attributable to certain costs related to non-operated wells that were expected to be incurred during the second quarter of 2019 but are now expected to be deferred into the third or fourth quarters of 2019 or perhaps into early 2020.

Matador is very pleased and encouraged by the $20 million savings in D/C/E capital expenditures attributable to lower well costs and facilities savings in the second quarter of 2019, which follows approximately $10 million of similar savings achieved in the first quarter of 2019. These lower well costs and facilities savings were observed across all of Matador’s asset areas in the Delaware Basin and in the South Texas drilling program, and, as a result, the Company has included similar per-well cost savings in its estimated D/C/E capital expenditures throughout the remainder of 2019.

Midstream Capital Expenditures

For the six months ended June 30, 2019, Matador incurred midstream capital expenditures of approximately $31 million (primarily attributable to Matador’s share of San Mateo’s capital expenditures), which was approximately $13 million below the Company’s estimates of $44 million. For the second quarter of 2019, Matador incurred midstream capital expenditures of approximately $15 million (primarily attributable to Matador’s share of San Mateo’s capital expenditures), which was approximately $7 million below the Company’s estimates of $22 million. These lower-than-expected midstream capital expenditures were largely timing related, resulting primarily from the deferred initiation of certain projects from the second quarter into the second half of 2019. San Mateo’s capital expenditures totaled approximately $40 million in the second quarter of 2019, of which Matador incurred $15 million, or 39%, reflecting the initial benefits of the $50 million in capital carry Five Point agreed to provide as part of the expansion of San Mateo in Eddy County, New Mexico.

Significant Well Results

The following table highlights the 24-hour initial potential (“IP”) test results from certain of Matador’s operated wells recently completed and turned to sales in the Delaware Basin. Matador continues to be pleased with its well results across its acreage position in the Delaware Basin and particularly with a number of better-than-expected well results during the second quarter of 2019.

	Completion	24-hr IP	BOE/d /	Oil
Asset Area/Well Name	Interval	(BOE/d)	1,000 ft.(1)	(%)	Comments
Antelope Ridge, Lea County, NM
Brad Lummis Fed Com #211H	Wolfcamp A-XY	1,899	438	80%	Excellent well results from Brad Lummis Wolfcamp A-XY completions in Antelope Ridge.
Brad Lummis Com #212H	Wolfcamp A-XY	3,236	719	83%
Irvin Wall 32-23S-35E State Com #113H	First Bone Spring	1,146	250	78%	Another strong First Bone Spring well result in Antelope Ridge.
Irvin Wall 32-23S-35E State Com #132H	Third Bone Spring	1,513	316	88%	Three additional excellent well results from the Third Bone Spring at Antelope Ridge.
Irvin Wall 32-23S-35E State Com #133H	Third Bone Spring	2,207	467	87%
Irvin Wall 32-23S-35E State Com #134H	Third Bone Spring	2,063	454	85%
Arrowhead, Eddy County, NM
Stebbins 20 Federal #204H	Wolfcamp A-XY	2,005	432	72%	Encouraging initial Wolfcamp A-XY test in the southwestern portion of the Arrowhead asset area. Well completed and turned to sales during the third quarter of 2018.
South Texas, Atascosa and La Salle Counties, TX
Haverlah B #1H	Eagle Ford	1,140	159	94%	Solid Eagle Ford test results; high oil cuts and early well performance above expectations.
Haverlah A #2H	Eagle Ford	1,310	185	95%
Lloyd Hurt AC-C #26H	Austin Chalk	600	71	93%	24-hour IP test on ESP. Encouraging initial test of the Austin Chalk formation in far northwest La Salle County, Texas.
(1) 24-hour IP per 1,000 feet of completed lateral length.

Antelope Ridge Asset Area, Lea County, New Mexico

In the Delaware Basin, Matador was particularly active in its Antelope Ridge asset area in Lea County, New Mexico, where the Company completed and turned to sales nine gross (8.4 net) operated wells during the second quarter of 2019, including three wells each in the First Bone Spring, Third Bone Spring and Wolfcamp A formations. The 24-hour IP test results from several of these wells are highlighted in the table above. These wells were all encouraging tests of their respective formations, with most wells exhibiting oil cuts above 80%. Each well had a completed lateral length of approximately 4,300 to 4,800 feet. The Brad Lummis Com #212H well was a particularly notable completion during the second quarter of 2019, flowing at 3,236 BOE per day (83% oil) during its 24-hour IP test, or over 700 BOE per 1,000 feet of completed lateral. These well results, along with those from the four Charles Ling wells completed and turned to sales in the Wolfcamp A-Lower formation late in the first quarter of 2019, which flowed at an average of 2,932 BOE per day (75% oil) during their respective 24-hour IP tests, further evidence the prospectivity of the Bone Spring and Wolfcamp completion targets across the Company’s acreage in the Antelope Ridge asset area.

Arrowhead Asset Area, Eddy County, New Mexico

Matador is also pleased to provide an update on the previously announced test results from its Stebbins 20 Federal #204H (Stebbins #204H) well in the southwestern portion of the Arrowhead asset area, which was completed and turned to sales during the third quarter of 2018. Upon completion, the Stebbins #204H well, Matador’s first Wolfcamp A-XY test in the Greater Stebbins Area, flowed 2,005 BOE per day during a 24-hour IP test from a completed lateral length of approximately 4,600 feet, or 432 BOE per 1,000 feet of completed lateral. Since this initial 24-hour IP test, the Stebbins #204H well has continued to outperform expectations and has produced approximately 280,000 BOE in its first 10 months of production.

Matador believes the Stebbins #204H well further demonstrates the potential and prospectivity of the Wolfcamp formation moving north in the Delaware Basin. Additionally, Matador has completed several acreage trades in recent months to block up portions of its acreage in the Greater Stebbins Area, and as a result, the majority of future wells drilled in this area should have completed lateral lengths of 1.5 to two miles. Further, the Stebbins #204H well is centrally located in the Greater Stebbins Area, which includes a significant portion of the acreage Matador dedicated to San Mateo in conjunction with the formation of San Mateo II. This well result, along with previously reported well results from both the Second Bone Spring and the Third Bone Spring formations in the Greater Stebbins Area, is particularly encouraging to Matador as it embarks on a multi-year drilling program in this area and San Mateo begins work on its expansion in Eddy County. At July 31, 2019, Matador was drilling its first two-mile lateral in the Greater Stebbins Area, which is targeting the Second Bone Spring formation. Matador expects to begin drilling its first two-mile laterals targeting the Third Bone Spring and Wolfcamp A-XY formations in the Greater Stebbins Area before the end of 2019.

South Texas Asset Area, Atascosa and La Salle Counties, Texas

In South Texas, Matador concluded all completion operations on its recent nine-well program, including eight completions in the Eagle Ford formation and one completion in the Austin Chalk formation. Matador is pleased today to announce the results of three of these wells—the Haverlah B#1H and A#2H wells, both Eagle Ford completions in Atascosa County, and the Lloyd Hurt AC-C #26H well, an Austin Chalk test in far northwest La Salle County. The two Haverlah wells averaged 1,225 BOE per day (95% oil) during 24-hour IP tests from completed lateral lengths of just over 7,000 feet. These initial test results and the early performance of both wells exceeded the Company’s expectations.

The Lloyd Hurt AC-C #26H well tested approximately 600 BOE per day (93% oil) during a 24-hour IP test conducted following the installation of an electric submersible pump (“ESP”) in the wellbore. Matador is encouraged by this initial test and the early results from the Austin Chalk formation in far northwest La Salle County, where almost no horizontal completions of the Austin Chalk formation using modern drilling and stimulation technology had been previously attempted. Although the 24-hour IP test result was modest compared to certain Austin Chalk completions to the east in the Karnes Trough area of the Eagle Ford/Austin Chalk play, Matador believes the very high oil cut, lower drilling and completion costs resulting from the formation being shallower and the uplift in oil price relative to the WTI oil price currently being realized in South Texas combine to make the Austin Chalk formation a highly prospective completion target in this area of La Salle County.

Operations Update

Drilling and Completion Activities

During the second quarter of 2019, Matador continued to focus primarily on the exploration, delineation and development of its Delaware Basin acreage position in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began 2019 operating six drilling rigs in the Delaware Basin, and the Company operated six drilling rigs there as of July 31, 2019. During the second quarter, these six operated drilling rigs were deployed across the Company’s Delaware Basin asset areas, but with an increased focus on the Antelope Ridge asset area. Matador expects to continue operating only six drilling rigs in the Delaware Basin throughout the remainder of 2019, with four rigs operating between the Rustler Breaks and Antelope Ridge asset areas, one rig operating in the Wolf and Jackson Trust asset areas and one rig operating in the Arrowhead, Ranger and Twin Lakes asset areas, although this rig, in particular, is expected to operate primarily in the Greater Stebbins Area for the remainder of 2019.

Matador also concluded completion operations on its nine-well program in South Texas during the second quarter of 2019, which included eight completions in the Eagle Ford formation and one test of the Austin Chalk formation. The final four wells in this nine-well program were completed and turned to sales in the second quarter of 2019. These wells included two Eagle Ford completions on the Haverlah leasehold in Atascosa County (highlighted in the table above), which were turned to sales in April, and two additional Eagle Ford completions on the Lloyd Hurt leasehold, which were turned to sales in May 2019.

Wells Completed and Turned to Sales

During the second quarter of 2019, Matador completed and turned to sales a total of 31 gross (19.4 net) wells in its various operating areas. This total was comprised of 20 gross (19.0 net) operated wells and 11 gross (0.4 net) non-operated wells. The number of operated wells turned to sales in the second quarter of 2019 was five gross (5.4 net) wells above what Matador had originally forecasted for the second quarter of 2019. Three gross (2.4 net) of these wells were in the Antelope Ridge asset area, where completion operations were concluded more quickly than originally anticipated on both the Irvin Wall and Brad Lummis wells, resulting in these wells being turned to sales ahead of schedule in the second quarter of 2019.

	Operated		Non-Operated		Total		Gross Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Antelope Ridge	9	8.4	3	0.1	12	8.5	3-1BS, 3-3BS, 3-WC A
Arrowhead	-	-	-	-	-	-	No wells turned to sales in Q2 2019
Ranger	4	3.9	-	-	4	3.9	1-1BS, 2-2BS, 1-3BS
Rustler Breaks	-	-	-	-	-	-	No wells turned to sales in Q2 2019
Twin Lakes	1	1.0	-	-	1	1.0	1-Morrow
Wolf/Jackson Trust	2	1.8	-	-	2	1.8	1-WC B, 1-2BS
Delaware Basin	16	15.1	3	0.1	19	15.2	Six separate intervals tested in Q2 2019
South Texas	4	3.9	-	-	4	3.9	4-EF
Haynesville Shale	-	-	8	0.3	8	0.3
Total	20	19.0	11	0.4	31	19.4

Note: WC = Wolfcamp; BS = Bone Spring; EF = Eagle Ford; AC = Austin Chalk. For example, 2-2BS indicates two Second Bone Spring completions and 4-EF indicates four Eagle Ford completions.

Production Results, Including Record Oil and Oil Equivalent Production

Average daily oil equivalent production increased 2% sequentially from 59,900 BOE per day (58% oil) in the first quarter of 2019 to 61,300 BOE per day (60% oil) in the second quarter of 2019, a record quarterly high for Matador.

Average daily oil production increased 7% sequentially from 34,500 barrels per day in the first quarter of 2019 to 36,800 barrels per day in the second quarter of 2019, also a record quarterly high and above the Company’s expectations for sequential oil production growth of 1 to 2% in the second quarter. This larger-than-expected increase in oil production for the second quarter of 2019 was primarily attributable to the increased pace of completion activity associated with the Irvin Wall and Brad Lummis wells in the Antelope Ridge asset area, which resulted in both sets of wells being turned to sales sooner than the Company had previously anticipated.

Average daily natural gas production decreased 4% sequentially from 152.5 million cubic feet per day in the first quarter of 2019 to 147.1 million cubic feet per day in the second quarter of 2019, better than the Company’s expectations for a sequential natural gas production decline of 7 to 9% in the second quarter. The better-than-expected average daily natural gas production in the second quarter of 2019 was primarily attributable to the continued outperformance of recently completed non-operated wells in the Haynesville shale, which partially offset anticipated declines in Matador’s Delaware Basin natural gas production during the second quarter. In the Delaware Basin, the Company’s average daily natural gas production declined 8% sequentially, primarily attributable to operations undertaken by Matador to mitigate the impact of particularly low natural gas prices in the Delaware Basin during the second quarter of 2019.

Realized Commodity Prices

Oil Prices

Matador’s weighted average realized oil price, excluding derivatives, increased 14% sequentially from $49.64 per barrel in the first quarter of 2019 to $56.51 per barrel in the second quarter of 2019.  Matador’s weighted average oil price differential relative to the WTI benchmark improved from ($5.10) per barrel in the first quarter of 2019 to ($3.45) per barrel in the second quarter of 2019, inclusive of transportation costs.  Although the Midland-Cushing basis differentials have improved, these basis differentials continue to be somewhat volatile from time to time. As a result, Matador’s weighted average oil price differential is anticipated to be in the range of ($3.00) to ($3.50) per barrel in the third quarter of 2019, inclusive of transportation costs.

Natural Gas Prices

Matador’s weighted average realized natural gas price, excluding derivatives, decreased 42% sequentially from $2.85 per thousand cubic feet in the first quarter of 2019 to $1.64 per thousand cubic feet in the second quarter of 2019, due primarily to (i) an overall decrease in natural gas prices, (ii) a significant widening of the Waha-Henry Hub basis differentials and (iii) a decrease in NGL prices. Matador realized a weighted average natural gas price differential of ($0.87) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the second quarter of 2019, as compared to a differential of ($0.03) per thousand cubic feet below the average NYMEX Henry Hub natural gas price in the first quarter of 2019. Matador is a two-stream reporter, and the revenues associated with its NGL production are included in the weighted average realized natural gas price.

Matador’s realized price for its Delaware Basin natural gas production is exposed to the Waha-Henry Hub basis differentials. These basis differentials widened significantly in the second quarter of 2019, including a few days when natural gas was being sold at Waha for negative prices as high as ($7.00) to ($9.00) per million British thermal units (“MMBtu”) on a daily market basis in early April and for negative prices in the range of ($2.00) to ($3.00) per MMBtu in late May. In fact, the average daily price for natural gas sold at Waha was ($0.07) per MMBtu in the second quarter of 2019, although Waha natural gas prices were modestly positive for most days in the second quarter.

Natural Gas Price Mitigation Efforts

In response to these wider basis differentials, Matador temporarily shut in certain high gas-oil ratio wells and took other actions to mitigate the impact of these negative prices on its results. In addition, Matador’s commodity marketing group worked throughout the quarter to mitigate the impact of the daily Waha pricing, including, among other actions (i) selling portions of its natural gas volumes on a monthly rather than daily basis and (ii) identifying other markets for its natural gas when possible. Matador’s Eagle Ford and Haynesville natural gas production, which comprised approximately 23% of the Company’s total natural gas production in the second quarter of 2019, was not exposed to Waha pricing, further improving Matador’s weighted average realized natural gas price in the second quarter. The Company wishes to acknowledge the hard work and innovation of both its operations and commodity marketing teams during the second quarter of 2019 as it navigated this particularly challenging quarter for natural gas prices in the Delaware Basin.

The Waha-Henry hub basis differentials have improved since the end of the second quarter but are still expected to be between ($1.00) and ($2.00) per MMBtu for most of the third quarter of 2019. The majority of Matador’s Delaware Basin natural gas production is expected to remain exposed to the Waha-Henry Hub basis differentials until early in the fourth quarter of 2019, when the Kinder Morgan Gulf Coast Express Pipeline Project (“GCX Pipeline”) is expected to become operational. Matador has secured firm natural gas transportation and sales on the GCX Pipeline for an average of approximately 110,000 to 115,000 MMBtu per day at a price based on Houston Ship Channel pricing. In late July, the Houston Ship Channel-Henry Hub basis differentials were approximately ($0.10) per MMBtu, and as a result, Matador anticipates a significant improvement in its realized natural gas price beginning early in the fourth quarter of 2019, despite the modestly higher transportation charges it will incur to transport its natural gas production to the Gulf Coast on the GCX Pipeline. Should Matador experience future periods of negative pricing for natural gas in the Delaware Basin as it did in the second quarter of 2019, the Company may temporarily shut in certain high gas-oil ratio wells and take other actions to mitigate the impact on its realized natural gas prices and results.

When the GCX Pipeline becomes operational, which is expected to occur in the fourth quarter of 2019, Matador estimates that approximately 80 to 85% of its residue natural gas production in the Delaware Basin will be sold at Houston Ship Channel pricing, leaving only the remaining 15 to 20% exposed to the Waha-Henry Hub basis differentials. In addition, Matador expects to be able to sell a portion of these remaining Delaware Basin natural gas volumes into markets other than Waha, as it has done in recent quarters. Further, as noted above, approximately 20 to 25% of Matador’s reported natural gas production for the remainder of 2019 is expected to be attributable to the Haynesville and Eagle Ford shale plays, which are not exposed to Waha pricing. Finally, as a two-stream reporter, most of Matador’s natural gas volumes in the Delaware Basin are processed for NGLs, resulting in a further reduction of 15 to 20% in the Company’s reported natural gas volumes exposed to Waha pricing.

Operating Expenses

On a unit-of-production basis:

•
Production taxes, transportation and processing expenses increased 6% sequentially from $3.65 per BOE in the first quarter of 2019 to $3.86 per BOE in the second quarter of 2019, due primarily to higher production taxes associated with a 23% increase in oil revenues in the second quarter as compared to the first quarter of 2019. Year-over-year, production taxes, transportation and processing expenses decreased 7% from $4.17 per BOE in the second quarter of 2018.

•
Lease operating expenses decreased 18% sequentially from $5.78 per BOE in the first quarter of 2019 to $4.72 per BOE in the second quarter of 2019. The sequential decrease was primarily attributable to much lower salt water disposal expenses on a per BOE basis, as additional salt water volumes were converted from being trucked to being transported by pipeline. The Company also incurred fewer workover expenses during the second quarter of 2019 as compared to the first quarter. Year-over-year, lease operating expenses decreased 9% from $5.19 per BOE in the second quarter of 2018. While Matador’s production staff will strive to continue improving its lease operating expenses in future periods, the Company still anticipates lease operating expenses of $5.00 to $5.25 per BOE for full year 2019. Through the first six months of 2019, lease operating expenses were $5.24 per BOE.

•
General and administrative (“G&A”) expenses increased 5% from $3.39 per BOE in the first quarter of 2019 to $3.56 per BOE in the second quarter of 2019, but were still at the low end of the Company’s expectations of $3.50 to $4.00 per BOE for the second quarter and full year 2019. Year-over-year, G&A expenses decreased 11% from $4.02 per BOE in the second quarter of 2018.

•
Depletion, depreciation and amortization (“DD&A”) expenses were essentially flat sequentially at $14.37 per BOE in the second quarter of 2019 as compared to $14.25 per BOE in the first quarter of 2019, reflecting a comparable increase in both oil equivalent production and proved oil and natural gas reserves, along with a small increase in midstream depreciation expenses, between the respective periods. Year-over-year, DD&A expenses increased 4% from $13.87 per BOE in the second quarter of 2018 due in part to increased depreciation expenses associated with the significant increase in midstream properties placed in service between the respective periods.

San Mateo Highlights and Update

Operating Highlights

San Mateo achieved strong operating results in the second quarter of 2019, highlighted by (i) a 21% increase in third-party midstream services revenues, (ii) increased natural gas gathering and processing volumes, (iii) increased water gathering and water disposal volumes and (iv) a 10% decrease in midstream services operating expenses, all as compared to the first quarter of 2019. In the second quarter, San Mateo began construction on an additional 200 million cubic feet per day of designed natural gas processing inlet capacity as part of the expansion of the Black River Processing Plant, which is anticipated to be placed in service during the summer of 2020. San Mateo also continued to move forward with its plans to construct large diameter natural gas gathering lines southward from the Greater Stebbins Area and northward from the Stateline asset area to connect these asset areas with the Black River Processing Plant. San Mateo also concluded drilling operations on a seventh commercial salt water disposal well in the Rustler Breaks asset area during the second quarter of 2019, and this well and the associated salt water disposal facility are expected to be completed and placed in service during the third quarter of 2019, bringing San Mateo’s designed salt water disposal capacity to approximately 275,000 barrels per day.

During the first six months of 2019, San Mateo received an increased natural gas gathering and processing commitment from an existing natural gas customer and obtained a significant additional acreage dedication and a salt water disposal well permit from an existing salt water customer. In addition, San Mateo is in negotiations with other third parties to provide oil, natural gas and salt water gathering services, natural gas processing services and salt water disposal services. In order to provide the midstream services under these executed and anticipated agreements, San Mateo expects to undertake additional projects that will require added compression, oil, natural gas and water gathering lines and water disposal infrastructure not originally budgeted for in 2019. San Mateo has also entered into an agreement to acquire an existing commercial salt water disposal well and facility, a salt water disposal permit and surface acreage near the Greater Stebbins Area. As a result of these additional projects, at July 31, 2019, the Company has increased its full year 2019 guidance for estimated midstream capital expenditures from $55 to $75 million to $70 to $90 million, primarily consisting of Matador’s share of San Mateo’s updated estimated capital expenditures. Matador estimates its midstream capital expenditures to be approximately $49 million in the second half of 2019 at the midpoint of updated full year 2019 guidance. Matador expects to incur about 55% of these remaining midstream capital expenditures in the third quarter and about 45% in the fourth quarter of 2019.

Gathering, Processing and Disposal Volumes

During the second quarter of 2019, San Mateo continued to increase its gathering, processing and disposal volumes as follows:

•
Gathered an average of 192 million cubic feet of natural gas per day in the Wolf and Rustler Breaks asset areas, a sequential increase of 6%, as compared to 182 million cubic feet per day in the first quarter of 2019, and a year-over-year increase of 59%, as compared to 121 million cubic feet per day in the second quarter of 2018.

•
Processed an average of 152 million cubic feet of natural gas per day at the Black River Processing Plant, a sequential increase of 10%, as compared to 138 million cubic feet per day in the first quarter of 2019, and a year-over-year increase of 82%, as compared to 84 million cubic feet per day in the second quarter of 2018.

•
Disposed of an average of 186,000 barrels of salt water per day in the Wolf and Rustler Breaks asset areas, a sequential increase of 9%, as compared to 170,000 barrels per day in the first quarter of 2019, and a year-over-year increase of 66%, as compared to 111,000 barrels per day in the second quarter of 2018.

•
Gathered an average of 22,000 barrels of oil per day in the Wolf and Rustler Breaks asset areas, a sequential decrease of 13%, as compared to 25,000 barrels per day in the first quarter of 2019, but a five-fold increase as compared to approximately 4,000 barrels per day in the second quarter of 2018. The sequential decrease in oil gathering volumes in the second quarter of 2019 is primarily attributable to declines in oil volumes gathered in Eddy County, as Matador has temporarily focused operations in its Antelope Ridge asset area, thereby completing and turning to sales only three gross (2.4 net) operated wells in its Rustler Breaks asset area during the first six months of 2019, including no new completions turned to sales in the second quarter of 2019.

Financial Results

During the second quarter of 2019, San Mateo achieved:

•
Net income (GAAP basis) of $17.0 million, a sequential increase of 11% from $15.2 million in the first quarter of 2019, and a year-over-year increase of 43% from $11.9 million in the second quarter of 2018.

•
Adjusted EBITDA (a non-GAAP financial measure) of $22.7 million, a sequential increase of 9% from $20.8 million in the first quarter of 2019, and a year-over-year increase of 63% from $14.0 million in the second quarter of 2018.

Liquidity Position

At June 30, 2019, Matador had approximately $84.8 million in cash and restricted cash, $205.0 million in aggregate borrowings outstanding under its revolving credit facility (borrowing base of $900 million, with the lenders’ borrowing commitment at $500 million) and approximately $13.6 million in outstanding letters of credit issued pursuant to the credit facility.

San Mateo I entered into a $250.0 million credit facility (the “San Mateo Credit Facility”) in December 2018, which includes an accordion feature. This feature could expand lender commitments to up to $400.0 million. In June 2019, using the accordion feature, San Mateo I expanded the lender commitments under the San Mateo Credit Facility to $325.0 million. At June 30, 2019, San Mateo I had $240.0 million in aggregate borrowings outstanding under the San Mateo Credit Facility and $16.2 million in outstanding letters of credit issued pursuant to the San Mateo Credit Facility. For accounting purposes, all borrowings outstanding under the San Mateo Credit Facility and all interest payments made pursuant thereto are recorded at 100% of their carrying value in the Company’s consolidated financial statements, even though the San Mateo Credit Facility is non-recourse to Matador.

Hedging Positions Increased

At July 31, 2019, Matador had approximately 65 to 70% of its anticipated oil production hedged for the third and fourth quarters of 2019 based on the midpoint of its updated 2019 production guidance. In addition, Matador has entered into oil hedges for 2020 totaling 4.86 million barrels.

For the third and fourth quarters of 2019, Matador had approximately 10 to 15% of its anticipated natural gas production hedged based on the midpoint of its updated 2019 production guidance. The Company currently has no natural gas hedges in place for 2020.

Matador has also entered into Midland-Cushing oil basis differential swaps for 2019 (August to December) for approximately 1.4 million barrels, or 20 to 25% of its anticipated Delaware Basin oil production for the third and fourth quarters of 2019, at a weighted average price of $0.33 per barrel. In addition, Matador has in place Midland-Cushing oil basis differential swaps in 2020 for approximately 4.5 million barrels at a weighted average price of $0.42 per barrel.

The following is a summary of the Company’s open derivative financial instruments for the third and fourth quarters of 2019 as of June 30, 2019 and full year 2020 as of July 31, 2019.

	Q3 - Q4 2019	Full Year 2020
Oil Collars - West Texas Intermediate
Costless Collars - Volumes Hedged (MBbl)	3,900	4,860
Weighted-average Price Ceiling ($/Bbl)	$70.94	$67.44
Weighted-average Price Floor ($/Bbl)	$50.26	$48.50
Three-Way Collars - Volumes Hedged (MBbl)	660	-
Weighted-average Price Ceiling (Long Call) ($/Bbl)	$78.85	-
Weighted-average Price Ceiling (Short Call) ($/Bbl)	$75.00	-
Weighted-average Price Floor ($/Bbl)	$60.00	-

Natural Gas Collars - Henry Hub
Costless Collars - Volumes Hedged (MMBtu)	1,200,000	-
Weighted-average Price Ceiling ($/MMBtu)	$3.80	-
Weighted-average Price Floor ($/MMBtu)	$2.50	-
Three-Way Collars - Volumes Hedged (MMBtu)	2,400,000	-
Weighted-average Price Ceiling (Long Call) ($/MMBtu)	$3.24	-
Weighted-average Price Ceiling (Short Call) ($/MMBtu)	$3.00	-
Weighted-average Price Floor ($/MMBtu)	$2.50	-

Oil Basis Swaps - Midland-Cushing Differential
Oil Basis Swaps - Volumes Hedged (MBbl)	1,377	4,494
Weighted-average Price ($/Bbl)	$0.33	$0.42

Environmental, Social and Governance Update

As a result of increasing investor focus on environmental, social and governance (“ESG”) matters, Matador is pleased to announce today its plans to increase its disclosure going forward regarding its ongoing efforts in each of these important areas. The Company plans to begin this process by including certain ESG information in its investor materials, including in the short presentation that accompanies this earnings release. In the coming weeks and months, Matador expects to include more detailed information regarding its various ESG initiatives in its investor materials, on its website and in its 2020 proxy materials.

Matador believes that it encourages and maintains a robust ESG culture. Listed below are only a few of the significant components of the Company’s ESG culture.

•	Ongoing programs for the reduction and capture of greenhouse gas emissions;

•	Increased water management initiatives, including the use of recycled produced water in hydraulic fracturing operations;

•	Placing significant volumes of its oil production, NGLs and produced salt water on pipelines, eliminating road congestion and emissions associated with trucking;

•
Commitment to a proactive safety culture for its employees, contractors and vendors, including ongoing continuing education programs to promote a well-trained operating staff, resulting in a total recordable incident rate well below the industry average;

•
Supporting the communities where Matador’s employees live, work and operate, not only through direct charitable contributions, but also by providing competitive salaries and benefits for Matador’s employees, empowering them to support a multitude of personal and social initiatives throughout those communities;

•
A diverse and independent board of directors consisting of nine of ten independent directors representing a variety of professional disciplines and including female membership for over 35 years, dating back to Matador’s predecessor company, Matador Petroleum Corporation;

•	Certification of the code of conduct and business ethics by all employees;

•
Annual “say on pay” voting and recent and ongoing shareholder outreach regarding further alignment of compensation metrics for executive management with those initiatives that build shareholder value; and

•	Formal shareholder committee to recommend, review and provide input on director nominees and potential board candidates.

Matador looks forward to continuing to discuss its ESG initiatives with its investors and other stakeholders.

Conference Call Information

The Company will host a live conference call on Thursday, August 1, 2019, at 9:00 a.m. Central Time to review its second quarter 2019 financial and operational results. To access the live conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference ID and passcode is 3175624. The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay of the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab through August 31, 2019.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; the operating results of the Company’s midstream joint venture’s expansion of the Black River cryogenic processing plant, including the timing of the further expansion of such plant; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering and transportation systems and the drilling of any additional salt water disposal wells, including in conjunction with the expansion of the midstream joint venture’s services and assets into new areas in Eddy County, New Mexico; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com
Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2019	December 31, 2018
ASSETS
Current assets
Cash	$59,950	$64,545
Restricted cash	24,812	19,439
Accounts receivable
Oil and natural gas revenues	66,921	68,161
Joint interest billings	61,872	61,831
Other	18,386	16,159
Derivative instruments	8,271	49,929
Lease and well equipment inventory	20,281	17,564
Prepaid expenses and other assets	12,891	8,057
Total current assets	273,384	305,685
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	4,094,417	3,780,236
Unproved and unevaluated	1,234,176	1,199,511
Midstream properties	492,420	428,025
Other property and equipment	25,170	22,041
Less accumulated depletion, depreciation and amortization	(2,462,840)	(2,306,949)
Net property and equipment	3,383,343	3,122,864
Other assets
Derivative instruments	2,202	—
Deferred income taxes	7,149	20,457
Other assets	85,373	6,512
Total other assets	94,724	26,969
Total assets	$3,751,451	$3,455,518
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$19,821	$66,970
Accrued liabilities	191,608	170,855
Royalties payable	66,130	64,776
Amounts due to affiliates	10,200	13,052
Advances from joint interest owners	4,725	10,968
Amounts due to joint ventures	1,588	2,373
Other current liabilities	42,703	1,028
Total current liabilities	336,775	330,022
Long-term liabilities
Borrowings under Credit Agreement	205,000	40,000
Borrowings under San Mateo Credit Facility	240,000	220,000
Senior unsecured notes payable	1,038,625	1,037,837
Asset retirement obligations	30,686	29,736
Derivative instruments	189	83
Deferred income taxes	14,845	13,221
Other long-term liabilities	44,728	4,962
Total long-term liabilities	1,574,073	1,345,839
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 116,866,013 and 116,374,503 shares issued; and 116,647,704 and 116,353,590 shares outstanding, respectively	1,169	1,164
Additional paid-in capital	1,955,504	1,924,408
Accumulated deficit	(216,472)	(236,277)
Treasury stock, at cost, 218,309 and 20,913 shares, respectively	(3,724)	(415)
Total Matador Resources Company shareholders’ equity	1,736,477	1,688,880
Non-controlling interest in subsidiaries	104,126	90,777
Total shareholders’ equity	1,840,603	1,779,657
Total liabilities and shareholders’ equity	$3,751,451	$3,455,518

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Oil and natural gas revenues	$211,060	$209,019	$404,329	$390,973
Third-party midstream services revenues	14,359	3,407	26,197	6,475
Sales of purchased natural gas	8,963	—	20,194	—
Realized gain (loss) on derivatives	1,165	(2,488)	4,435	(6,746)
Unrealized gain (loss) on derivatives	6,157	1,429	(39,562)	11,845
Total revenues	241,704	211,367	415,593	402,547
Expenses
Production taxes, transportation and processing	21,542	20,110	41,207	37,901
Lease operating	26,351	25,006	57,514	47,154
Plant and other midstream services operating	8,422	5,676	17,738	9,896
Purchased natural gas	8,172	—	18,806	—
Depletion, depreciation and amortization	80,132	66,838	156,999	122,207
Accretion of asset retirement obligations	420	375	834	739
General and administrative	19,876	19,369	38,166	37,295
Total expenses	164,915	137,374	331,264	255,192
Operating income	76,789	73,993	84,329	147,355
Other income (expense)
Inventory impairment	(368)	—	(368)	—
Interest expense	(18,068)	(8,004)	(35,997)	(16,495)
Other expense	(423)	(352)	(532)	(299)
Total other expense	(18,859)	(8,356)	(36,897)	(16,794)
Income before income taxes	57,930	65,637	47,432	130,561
Income tax provision
Deferred	12,858	—	11,845	—
Total income tax provision	12,858	—	11,845	—
Net income	45,072	65,637	35,587	130,561
Net income attributable to non-controlling interest in subsidiaries	(8,320)	(5,831)	(15,782)	(10,861)
Net income attributable to Matador Resources Company shareholders	$36,752	$59,806	$19,805	$119,700
Earnings per common share
Basic	$0.32	$0.53	$0.17	$1.08
Diluted	$0.31	$0.53	$0.17	$1.08
Weighted average common shares outstanding
Basic	116,571	112,706	116,469	110,809
Diluted	116,903	113,056	116,839	111,280

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Six Months Ended June 30,
	2019	2018
Operating activities
Net income	$35,587	$130,561
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized loss (gain) on derivatives	39,562	(11,845)
Depletion, depreciation and amortization	156,999	122,207
Accretion of asset retirement obligations	834	739
Stock-based compensation expense	9,076	8,945
Deferred income tax provision	11,845	—
Amortization of debt issuance cost	1,189	411
Inventory impairment	368	—
Changes in operating assets and liabilities
Accounts receivable	(378)	(9,321)
Lease and well equipment inventory	(3,456)	(8,611)
Prepaid expenses	(4,834)	(2,167)
Other assets	(415)	(149)
Accounts payable, accrued liabilities and other current liabilities	(48,746)	(883)
Royalties payable	1,353	8,393
Advances from joint interest owners	(6,243)	16,025
Other long-term liabilities	1,756	(97)
Net cash provided by operating activities	194,497	254,208
Investing activities
Oil and natural gas properties capital expenditures	(349,915)	(421,595)
Midstream capital expenditures	(64,106)	(78,302)
Expenditures for other property and equipment	(2,206)	(1,258)
Proceeds from sale of assets	21,533	7,593
Net cash used in investing activities	(394,694)	(493,562)
Financing activities
Repayments of borrowings	—	(45,000)
Borrowings under Credit Agreement	165,000	45,000
Borrowings under San Mateo Credit Facility	20,000	—
Cost to amend credit facilities	(415)	—
Proceeds from issuance of common stock	—	226,612
Cost to issue equity	—	(73)
Proceeds from stock options exercised	3,298	464
Contributions related to formation of San Mateo I	14,700	14,700
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	19,831	53,900
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(17,640)	(10,535)
Taxes paid related to net share settlement of stock-based compensation	(3,309)	(4,683)
Cash paid under financing lease obligations	(490)	—
Net cash provided by financing activities	200,975	280,385
Increase in cash and restricted cash	778	41,031
Cash and restricted cash at beginning of period	83,984	102,482
Cash and restricted cash at end of period	$84,762	$143,513

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA for San Mateo includes the financial results of San Mateo Midstream, LLC and San Mateo Midstream II, LLC. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation.  The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges.  In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company, Consolidated

	Three Months Ended			Year Ended
(In thousands)	June 30, 2019	March 31, 2019	June 30, 2018	December 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$36,752	$(16,947)	$59,806	$274,207
Net income attributable to non-controlling interest in subsidiaries	8,320	7,462	5,831	25,557
Net income (loss)	45,072	(9,485)	65,637	299,764
Interest expense	18,068	17,929	8,004	41,327
Total income tax provision (benefit)	12,858	(1,013)	—	(7,691)
Depletion, depreciation and amortization	80,132	76,866	66,838	265,142
Accretion of asset retirement obligations	420	414	375	1,530
Unrealized (gain) loss on derivatives	(6,157)	45,719	(1,429)	(65,085)
Stock-based compensation expense	4,490	4,587	4,766	17,200
Inventory impairment	368	—	—	196
Prepayment premium on extinguishment of debt	—	—	—	31,226
Consolidated Adjusted EBITDA	155,251	135,017	144,191	583,609
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(11,147)	(10,178)	(6,853)	(30,386)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$144,104	$124,839	$137,338	$553,223

	Three Months Ended			Year Ended
(In thousands)	June 30, 2019	March 31, 2019	June 30, 2018	December 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$135,257	$59,240	$118,059	$608,523
Net change in operating assets and liabilities	2,472	58,491	18,174	(64,429)
Interest expense, net of non-cash portion	17,522	17,286	7,958	39,970
Current income tax benefit	—	—	—	(455)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(11,147)	(10,178)	(6,853)	(30,386)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$144,104	$124,839	$137,338	$553,223

Adjusted EBITDA – San Mateo

	Three Months Ended			Year Ended
(In thousands)	June 30, 2019	March 31, 2019	June 30, 2018	December 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$16,979	$15,229	$11,901	$52,158
Depletion, depreciation and amortization	3,565	3,406	2,086	9,459
Interest expense	2,180	2,142	—	333
Accretion of asset retirement obligations	25	—	12	61
Adjusted EBITDA	$22,749	$20,777	$13,999	$62,011

	Three Months Ended			Year Ended
(In thousands)	June 30, 2019	March 31, 2019	June 30, 2018	December 31, 2018
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by (Used in) Operating Activities:
Net cash provided by (used in) operating activities	$18,650	$32,616	$(160)	$35,702
Net change in operating assets and liabilities	2,031	(13,899)	14,159	25,989
Interest expense, net of non-cash portion	2,068	2,060	—	320
Adjusted EBITDA	$22,749	$20,777	$13,999	$62,011

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$36,752	$(16,947)	$59,806
Total income tax provision (benefit)	12,858	(1,013)	—
Income (loss) attributable to Matador Resources Company shareholders before taxes	49,610	(17,960)	59,806
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(6,157)	45,719	(1,429)
Inventory impairment	368	—	—
Adjusted income attributable to Matador Resources Company shareholders before taxes	43,821	27,759	58,377
Income tax expense(1)	9,202	5,829	12,259
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$34,619	$21,930	$46,118

Basic weighted average shares outstanding, without participating securities	115,655	115,315	111,207
Dilutive effect of participating securities	916	1,052	1,499
Weighted average shares outstanding, including participating securities - basic	116,571	116,367	112,706
Dilutive effect of options and restricted stock units	332	202	350
Weighted average common shares outstanding - diluted	116,903	116,569	113,056
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.30	$0.19	$0.41
Diluted	$0.30	$0.19	$0.41

(1) Estimated using federal statutory tax rate in effect for the period.